Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520	Filed in the office of	Document Number
(775) 684-5708	/s/ Barbara K. Cegavske	20170451454-03
Website: www.nvsos.gov	Barbara K. Cegavske	Filing Date and Time
	Secretary of State	10/24/2017 8:00 AM
	State of Nevada	Entity Number
Certificate of Amendment		C2171-2001
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of the corporation:
MedeFile International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I will read as follows:

The name of the corporation is Tech Town Holdings Inc.

The following paragraph is hereby added to the end of Article IV:

Upon the effective date of the filing of this certificate of amendment, the corporation shall effect a one-for-200 reverse split whereby each share of Common Stock, par value $0.0001 per share shall, without any action on the part of the holder, become and be converted into 0.005 shares of common stock, par value S0.0001 per share, In connection with the reverse split, no fractional shares shall be issued. In lieu of fractional shares, each holder who would otherwise be entitled to receive fractional shares of new Common Stock, will receive such additional fractional share as will result in the holder having a whole number of shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power or such greater proportion of the voting power, as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: more than 50%

4. Effective date of filing: (optional) 10/25/17
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative to other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

TECH TOWN HOLDINGS INC.

Nevada Business Identification # NV20011198425

Expiration Date: January 31, 2018

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on October 25, 2017

Barbara K. Cegavske
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases.
Failure to do so will result in late fees or penalties which by law cannot be waived.